Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Aegon N.V.1

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common shares, par value EUR 0.12 per share	457(c) and 457(f)(1)	752,605,544(1)	$4.85(2)	$3,650,136,888.40(2)	0.0001102	$402,245.09

		Total Offering Amounts				$3,650,136,888.40	0.0001102	$402,245.09

		Total Fees Previously Paid						—

		Net Fee Due						$402,245.09

(1)

Based on an estimate of the common shares, par value EUR 0.12 per share, of Aegon N.V. held by persons in the United States that are expected to be outstanding as of the completion of the redomiciliation transactions described in the Registrant’s registration statement on Form F-4, plus an additional amount of common shares to cover any flowback into the United States, which represents the common shares of Aegon Ltd. into which such outstanding common shares of Aegon N.V. are expected to convert, on a one-for-one basis, in connection with the redomiciliation transactions described in the Registrant’s registration statement on Form F-4.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high ($4.88 per share) and low ($4.82 per share) prices of the common shares of Aegon N.V. on the New York Stock Exchange on June 23, 2023, in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended.

[1]

In connection with the consummation of the redomiciliation transactions described in the Registrant’s registration statement on Form F-4, Aegon N.V. will be renamed and converted into Aegon S.A., a Luxembourg public limited liability company (société anonyme), and subsequently renamed and converted into Aegon Ltd., a Bermuda exempted company with liability limited by shares.